Exhibit 99.1

FPIC INSURANCE GROUP, INC.
ANNOUNCES DEFINITIVE AGREEMENT TO ACQUIRE
ADVOCATE, MD FINANCIAL GROUP, INC.

JACKSONVILLE, Fla. (Business Wire) – July 30, 2009 – FPIC Insurance Group, Inc. (NASDAQ: FPIC) (“FPIC”) and Advocate, MD Financial Group, Inc. (“Advocate, MD”) today announced that the companies have signed a definitive agreement under which FPIC’s subsidiary, First Professionals Insurance Company, Inc., will acquire Advocate, MD and its subsidiaries in an all cash transaction.

The total consideration for Advocate, MD is comprised of $33.6 million at closing of the transaction (subject to certain terms and conditions) and up to $12.0 million in additional consideration depending on the performance of Advocate, MD during the two-year period following completion of the acquisition.  The amount of additional consideration will depend on Advocate, MD’s written premiums, combined ratio and underwriting profit over the two year period following the closing.

Through its subsidiary, Advocate, MD Insurance of the Southwest, Inc., Advocate, MD is the fourth largest provider of medical professional liability (“MPL”) insurance in Texas and also writes MPL insurance in Mississippi.  Advocate, MD has established a meaningful market presence in its core markets through an intensive focus on excellent customer service, innovation and organizational excellence.  Based on information provided by Advocate, MD, it wrote $25.4 million in premiums in 2008 and had unaudited GAAP-basis assets and shareholders’ equity of $89.0 million and $26.5 million, respectively, as of June 30, 2009.

FPIC intends to operate Advocate, MD as an independent subsidiary with its current management team and operations in Austin, Texas.   Accordingly, FPIC has entered into certain employment and non-competition arrangements in connection with the transaction, which will be effective upon closing.

“We are very pleased to announce this transaction and we are looking forward to working with Advocate, MD as an integral part of our combined organization.  This transaction provides meaningful benefits to both organizations and is consistent with our long-term business strategy,” said John R. Byers, FPIC’s President and Chief Executive Officer.  Mr. Byers added, “Advocate, MD has established itself as an innovative company with an unwavering focus on serving the medical professional liability insurance needs of healthcare practitioners in Texas and Mississippi.  As an ongoing part of our organization, Advocate, MD will continue to serve these markets with the same high degree of service and commitment.”

Commenting on the transaction, Mark E. Adams, Advocate, MD’s Chairman, President and Chief Executive Officer said “We are very pleased to have found a strategic partner that values our organization and intends to build upon our local presence and market knowledge to continue differentiating Advocate, MD in the Texas and Mississippi markets.”  Mr. Adams continued, “FPIC is a financially strong and well-respected organization, and shares our steadfast commitment to providing exceptional service to our policyholders and to the long-term success of the business.  We believe that this transaction will benefit our policyholders while rewarding our shareholders for the value created since our founding in 2003.”

The transaction has been approved by the respective Boards of Directors, and must also be approved by the Texas Insurance Commissioner and the shareholders of Advocate, MD.  Subject to the satisfaction of these and certain other conditions, the transaction is expected to close prior to the end of the year.

FPIC has been advised by Sandler O’Neill + Partners, L.P. and Advocate, MD has been advised by Fox-Pitt Kelton Cochran Caronia Waller.

Further information concerning the proposed acquisition can be found in FPIC’s Current Report on Form 8-K pertaining to the acquisition.

Conference Call Information

We will host a conference call at 11:00 am, Eastern Time, Thursday, August 6, 2009, to review our second quarter 2009 results and to discuss the transaction with Advocate, MD. To access the conference call, dial (866) 830-9065 (USA and Canada) or (660) 422-4543 (International) and use the conference ID code 19993657.

The conference call will also be broadcast live over the Internet in a listen-only format via the Company’s corporate website at http://www.fpic.com. To access the call from the Company’s home page, click on “Investor Relations” where a conference call link will be provided to connect listeners to the call. Questions can be submitted in advance of the call until 10:00 a.m., Eastern Time, Thursday, August 6, 2009, via e-mail to ir@fpic.com.

The Company will also provide a link on the “Investor Relations” page of its corporate website where questions can be submitted.

For individuals unable to participate in the conference call, a telephone replay will be available beginning at 2:30 p.m., Eastern Time, Thursday, August 6, 2009, and ending at 11:59 p.m., Eastern Time, Thursday, August 13, 2009. To access the telephone replay, dial (800) 642-1687 (USA and Canada) or (706) 645-9291 (International) and use the conference ID code 19993657.  A replay of the conference call webcast will also be available beginning at 2:30 p.m., Eastern Time, Thursday, August 6, 2009, on the Company’s website.

About FPIC
FPIC Insurance Group, Inc., through its subsidiary companies, is a leading provider of medical professional liability insurance for physicians, dentists and other healthcare providers.

About Advocate, MD
Headquartered in Austin, Texas, Advocate, MD is a leading provider of medical professional liability insurance in Texas and Mississippi through its subsidiary Advocate, MD Insurance of the Southwest, Inc.

Forward-Looking Statements
Statements in this press release that are not historical facts are forward-looking statements that reflect management's current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this press release include, but are not limited to: anticipated timing of the closing of the acquisition of Advocate, MD and satisfaction of the conditions to closing.  Further information relating to factors that may impact our results and forward-looking statements are disclosed in our filings with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release, and we disclaim any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact Information
FPIC Insurance Group, Inc.
Charles Divita, III
Chief Financial Officer
904-360-3611
225 Water Street, Suite 1400
Jacksonville, Florida 32202